Exhibit 10.4

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE STANDARD PREMIUM FINANCE HOLDINGS, INC.

2019 EQUITY INCENTIVE PLAN

This Restricted Stock Unit Agreement (this “Agreement”), dated as of March 31, 2025 (the “Date of Grant”), is made by and between Standard Premium Finance Holdings, Inc., a Florida corporation (the “Company”), and William Koppelmann (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Standard Premium Finance Holdings, Inc. 2019 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1.    Grant of RSUs. The Company hereby grants to the Participant Five Thousand (5,000) restricted stock units (the “RSUs”) under the Plan, which shall be subject to all of the terms and conditions of this Agreement and the Plan.

2.    Restrictions. The RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any shares of Stock issuable with respect to the RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until such shares of Stock have been issued to the Participant upon vesting of the RSUs in accordance with the terms of the Plan and this Agreement. Unless the Administrator determines otherwise, upon any attempt to transfer RSUs or any rights in respect of RSUs before the lapse of such restrictions, such RSUs, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

3.    Vesting.

(a)    General. Subject to the provisions set forth below, the RSUs shall vest at such times (each, including as provided in subparagraphs (b) and (c), a “Vesting Date”) and in the amounts set forth below, subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates (or a successor to any of them) from the Date of Grant to such Vesting Date:

Incremental Number of RSUs Vested	Vesting Date
1,000	December 31, 2025
1,000	December 31, 2026
1,000	December 31, 2027
1,000	December 31, 2028
1,000	December 31, 2029

(b)    Award Not Assumed Following Change in Control. Upon the occurrence of a Change in Control, if the outstanding RSUs are not assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to the outstanding RSUs immediately prior to the Change in Control, then all outstanding RSUs immediately prior to the Change in Control shall vest and be settled upon the consummation of the Change in Control.

(c)    Following Termination of Employment. Except as otherwise provided in this Section 3(c), upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, all unvested RSUs outstanding as of the date of such termination shall automatically and without notice terminate and be forfeited and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs. Notwithstanding the foregoing or anything herein to the contrary:

(i)     In the event that the Participant’s employment is terminated (other than as described in subparagraph (ii)) (A) either by the Company or a Subsidiary or Affiliate without Cause or by the Participant for Good Reason (as defined in the Employment Agreement by and between the Company and the Participant dated as of March 31, 2025), or (B) by death or Disability, the RSUs subject to vesting at the next Vesting Date shall vest effective upon the date of such termination and be settled within 30 days following such termination, and any remaining outstanding and unvested RSUs shall be forfeited, effective upon the date of such termination.

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(ii)    In the event that the Participant’s employment is terminated (A) by the Company (or its successor) or a Subsidiary or Affiliate without Cause on or after the effective date of a Change in Control but prior to eighteen (18) months following such Change in Control, or (B) by the Participant for Good Reason on or after the effective date of a Change in Control but prior to twelve (18) months following such Change in Control, then any unvested RSUs outstanding upon the date of such termination shall vest effective upon the date of such termination and be settled within 30 days following such termination.

4.     Settlement of Restricted Stock Units. As soon as practicable following each Vesting Date (but in no event later than 30 days following the Vesting Date or such earlier time specified in Section 3(b)), the Company shall issue to the Participant the number of shares of Stock equal to the aggregate number of RSUs that have vested pursuant to this Agreement on such date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares shall vest or be issuable under this Agreement, and any such fractional shares shall be rounded down to the next whole share; provided, that the Administrator may, in its sole discretion, provide a cash payment in lieu of any such fractional share.

5.    Rights as a Stockholder. The Participant shall have no voting rights with respect to RSUs outstanding on any applicable record date. Any ordinary or extraordinary cash or stock dividend that may be declared and paid on the Common Stock with a record date on or after the Date of Grant and prior to the settlement date of the RSUs shall be deposited (in the same form as was payable to the holders of Common Stock) in an account and be paid upon, and subject to, the vesting and settlement of the RSUs. For the avoidance of doubt, the Participant shall not be entitled to payment of dividends or dividend equivalents with respect to an RSU unless and until the vesting and settlement of such RSU in accordance with this Agreement, and all such dividends or dividend equivalents with respect to any RSU shall forfeit upon the forfeiture of such RSU.

6.    Adjustments. Pursuant to Section 16 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding RSUs.

7.    Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of the RSUs; provided that, subject to Section 16 of the Plan and Section 21 of this Agreement, no action under this Section shall adversely affect the Participant’s rights hereunder.

8.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows:

(i) if to the Company:

General Counsel
Joel Bernstein

2666 Tigertail Ave.,

Suite 104

Miami, FL 33133

with a copy which shall not constitute notice to:

Chairman of the Board
c/o Standard Premium Finance Holdings, Inc.
13590 SW 134 Ave

Suite 214

Miami, FL 33186

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and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the RSUs, this Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).

9.    Taxes. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the award and vesting of the RSUs.

10.    Withholding. Delivery of shares of Stock is conditioned upon Participant’s making arrangements satisfactory to the Administrator regarding payment of income and employment tax withholding requirements as set forth in Section 24 of the Plan; provided, however, that the Participant may elect, without the consent of the Company, to have the Company withhold from delivery of shares of Stock issuable upon the settlement of the RSUs such number of shares of Stock having a Fair Market Value not exceeding the applicable taxes to be withheld and applied to the tax obligations of the Participant as determined by the Company. In making its determination, the Company may calculate such amount by taking into account applicable withholding rates not exceeding the maximum individual statutory tax rates in the Participant’s applicable jurisdictions.

11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.    Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida without regard to its principles of conflict of laws.

13.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan.

14.    Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.

15.    Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 21 shall expressly survive the vesting and/or forfeiture of the RSUs and any expiration or termination of this Agreement.

16.    Compliance with Stock Ownership and Retention Guidelines. The Participant hereby agrees to comply with the Company’s Stock Ownership and Retention Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant. The Participant further acknowledges that, if the Participant is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.

17.    Agreement Not a Contract for Services. Neither the Plan, the granting of the RSUs, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

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18.    Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

19.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

20.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement. By the Participant’s electronically accepting the award of the RSUs using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of the award of the RSUs shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand.

21.    Clawback. Notwithstanding anything herein to the contrary, this award (and any shares of Stock delivered to the Participant upon settlement thereof) shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time (the “Clawback Policy”); (ii) to the extent that Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.

22.    Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the RSUs are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant’s Separation from Service with the Company the Participant is a “specified employee” (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant’s separation from service from the Company, or if earlier, his or her death. Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant’s separation from service, or if earlier, the Participant’s death. Each payment upon settlement of RSUs (and any related dividend or related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of employment, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

STANDARD PREMIUM FINANCE HOLDINGS, INC.

By: /s/ Carl Christian Hoechner
Name: Carl Christian Hoechner
Title: Chairman of the Compensation Committee of the Board of Directors

PARTICIPANT

/s/ William Koppelmann
William Koppelmann

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